CERTIFICATE OF FORMATION

OF

RHI ENTERTAINMENT HOLDINGS II, LLC

This Certificate of Formation of RHI Entertainment Holdings II, LLC (the “LLC”), dated as of September 6, 2007, is being duly executed and filed by Angela M. Amaru, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et.seq.).

FIRST: The name of the limited liability company formed hereby is RHI Entertainment Holdings II, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Angela M. Amaru
Angela M. Amaru Authorized Person